CHARLES TOKARZ
CERTIFIED PUBLIC ACCOUNTANT


     March 19,1998

     Mr. Joseph Aslan
     Mr. Shlomo Aslan
     Icy Splash Food & Beverage, Inc.
     9-15  166th Street
     Suite 5B
     Whitestone, NY 11357

     Dear Joseph & Shlomo:

     Thank you for the time and courtesies you offered me on my trip to Connecticut and New York. After meeting you, I am more excited about the future of Icy Splash and my involvement with you and the company.

     I am pleased to accept your offer to become the Treasurer & Chief Financial Officer of Icy Splash Food & Beverage, Inc. At your request, this letter is meant to outline the nature of the services that I will provide and the terms and conditions under which they will be provided.

     I will provide Chief Financial Officer services to Icy Splash Food & Beverage, Inc. beginning March 20, 1998. These services will include assistance in writing letters and due diligence documents, liaison with auditors, assistance in preparation of financial projections and assumptions, review of accounting reports and systems, analysis of acquisitions and preparation of quarterly unaudited financial statements. To facilitate the delivery of such Chief Financial Officer services, personnel should be instructed to cooperate with me and also to provide relevant information to me upon request. All books and records of Icy Splash Food & Beverage, Inc. remain the property of Icy Splash Food & Beverage, Inc. and will not be retained by me.

     In consideration of the above services, I will immediately be awarded 20,000 shares of Icy Splash Food & Beverage, Inc. stock as an incentive to accept the position. Additionally, I will receive a deposit or retainer payment of $500 to hold and be applied against my 7th monthly invoice or my final invoice, whichever occurs first. If either invoice is not equal to or greater than $500, I will remit the difference as a refund. I will bill you at the rate of thirty-five dollars ($35.00) per hour on a monthly basis, with the previous month's Chief Financial Officer services detailed as to type of service provided, date provided and hours billed. Invoices are due and payable within thirty (30) days of the date of presentation of such invoice. Any objections to items contained in the invoice shall be made in writing to me within fifteen (15) days from the date of presentation of the invoice. Objections not made within this fifteen (15) day period will be deemed waived.

     This agreement may be canceled at any time by either party upon written notice provided to the other party. Such cancellation shall be effective immediately upon receipt of such notice. However, such cancellation shall not discharge Icy Splash Food & Beverage, Inc. from the obligation to pay the Chief Financial Officer fees herein described provided to Icy Splash Food & Beverage, Inc. prior to the effective date of the cancellation.

     If the foregoing accurately reflects your understanding of the nature of Chief Financial Officer services that I will provide and the terms and conditions under which they will be provided, please indicate by signing on the designated signature line below.


                                                          /s/ Charles Tokarz
                                                          ----------------------
                                                          Charles Tokarz, C.P.A.


     Accepted By:


     /s/ J. Aslan                      Shlomo Aslan
     -----------------------------     -----------------------------
     Joseph Aslan, President           Shlomo Aslan, Secretary

     Date: 4-1-98                      Date: 4-1-98


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